UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Thornburg Mortgage, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following letter is being sent to shareholders of Thornburg Mortgage, Inc. in connection with the mailing of the Registrant’s proxy statement, which was previously filed with the SEC.

May 2, 2008

Dear Fellow Shareholder,

Beginning in August of 2007, market forces were such that financing for mortgage-backed securities and mortgage loans became difficult to obtain due to the almost total collapse of the secondary mortgage market where we secure financing for our acquired and originated adjustable-rate mortgage (ARM) assets. We addressed these challenges by taking a number of initiatives in the third quarter of 2007, including the sale of $21.9 billion of our mortgage assets, the pay-down of approximately $21.4 billion of operating debt, the termination of $44.0 billion of interest rate hedging instruments, and the completion of a preferred stock capital raise of $545.3 million. These steps improved our liquidity position and reduced our exposure to increased margin requirements on our borrowings and hedging transactions.

Beginning on February 14, 2008, mortgage securities prices once again declined significantly, and there was deterioration in the liquidity and market prices of our high quality mortgage securities. As a result of these declining prices, we were subject to margin calls on our collateralized financings. From December 31, 2007 through March 6, 2008, we received $1.8 billion in margin calls, of which approximately $907 million occurred after February 14, 2008. While we met margin calls of $1.2 billion, at March 6, 2008, we were unable to meet $610 million of remaining margin calls. Despite negotiations with our reverse repurchase agreement lenders during the first two weeks of March, by March 12, 2008, we had received notices of events of default from five different lenders.

Despite these default notices, we continued to negotiate with our reverse repurchase agreement counterparties and on March 17, 2008, we entered into the Override Agreement with our remaining reverse repurchase agreement counterparties. Pursuant to the Override Agreement, certain of our financing counterparties reduced their margin requirements for our collateralized borrowings and suspended for 364 days their rights to invoke further margin calls subject to several conditions, the most significant of which was that the company raise $1 billion in new capital. Without the Override Agreement, our reverse repurchase agreement counterparties would have had the right to foreclose on our collateral, which would have led to a liquidation of our mortgage-backed securities portfolio at distressed prices and resulted in no recovery of value for our common or preferred shareholders.

With the Override Agreement in place, we pursued a number of strategic capital-raising alternatives, and on March 19, 2008, initiated a public offering of $1 billion in convertible senior subordinated notes. The proposed offering failed to attract enough investor interest to satisfy the capital-raising condition of the Override Agreement. At that point our management team and Board of Directors continued to explore reasonably available options to preserve shareholder value, including, but not limited to, asset sales, the sale of the company to a third party, and even filing for bankruptcy, which would have triggered an immediate default and liquidation under the terms of our reverse repurchase agreements, likely resulting in no recovery for our common and preferred shareholders. On March 24, 2008, with the Override Agreement deadline approaching and with no other viable options, we received a proposal from MatlinPatterson to participate as lead investor in a private placement of up to $1.35 billion of senior subordinated secured notes. After receiving extensions from the counterparties to the Override Agreement, on March 31, 2008, we announced that we raised $1.35 billion of senior subordinated secured notes, warrants for the purchase of common stock and participations in the monthly principal payments of our mortgage-backed securities portfolio financed with reverse repurchase agreements (Principal Participation Agreement.).

Although this financing transaction has allowed us to continue our business, the terms and conditions of this transaction are highly dilutive to our existing shareholders. In order to successfully raise this new capital, the new investors were granted the right to receive warrants to purchase, for $0.01 per share, up to 90% of our fully diluted common shares, assuming certain conditions are fulfilled. The purpose of the annual meeting is to consider and vote on three main issues as follows:

(1)	The election of three Class II nominees to the Board of Directors. Class II nominees are current or newly appointed board members whose terms expire in 2008.

(2)	The approval of an amendment to our charter to increase the number of authorized shares of capital stock from 500 million to 4 billion shares.

•	This requires affirmative votes of 66 2/3% of the votes entitled to be cast on the proposal at the annual meeting.

(3)	The approval of an amendment to our charter to modify the terms of our outstanding series of preferred stock.

•

This requires affirmative votes of 66 2/3% of the votes entitled to be cast at the annual meeting, and also requires the consent of at least 66 2/3% of the outstanding shares of each series of preferred stock. The preferred stock vote for each series of preferred stock is to be obtained separately as part of the tender offer.

Approval of amendments 2 and 3 above, along with the successful completion of the proposed preferred stock tender offer are necessary to meet the terms and conditions of the financing transaction and put us in a position to resume normalized business operations.

If we are not able to accomplish these things, the senior subordinated secured notes will continue to earn interest at the rate of 18% per annum instead of a reduced rate of 12% per annum. In addition, we will be subject to the terms of the Principal Participation Agreement (described in the enclosed proxy statement) which means that, for a period of seven years, the investors in the Principal Participation Agreement will be entitled to receive all monthly principal payments on our mortgage-backed securities portfolio financed with reverse repurchase agreements. We believe the impact of this would be that the recovery of the current unrealized market value loss on these securities would not be recovered by us for the benefit of the common or preferred shareholders. Rather, any recovered value would be paid to the investors in the Principal Participation Agreement.

As a result of the foregoing, the Board of Directors has unanimously approved and declared advisable amendments to our charter to increase the number of authorized shares of our capital stock and to modify the terms of each of our existing series of preferred stock and unanimously recommends that you vote “FOR” the proposals to approve these amendments. Under Maryland law, approval of each of the proposed amendments requires the affirmative vote of holders of outstanding shares of common stock and 10% Series F Cumulative Convertible Redeemable Preferred Stock entitled to cast two-thirds of the votes entitled to be cast on each of the proposals, voting together as a single class. A failure to vote on either of these proposals will therefore have the same effect as a vote against such proposal.

The proxy statement enclosed with this letter provides you with information about the annual meeting and the proposals the Board of Directors has unanimously approved. We encourage you to read the entire proxy statement carefully. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission (www.sec.gov) and on our Web site (www.thornburgmortgage.com).

Only holders of record of our common stock and our 10% Series F Cumulative Convertible Redeemable Preferred Stock at the close of business on May 6, 2008 will be entitled to notice of, and to vote at, the Annual Meeting.

Your vote, regardless of the number of shares you own, is important. Whether or not you plan to attend the Company’s Annual Meeting, which will be held at the Eldorado Hotel in Santa Fe, New Mexico, on Thursday, June 12, 2008, at 12:00 p.m., local time, I hope you will vote as soon as possible.

You may authorize your proxy over the Internet, by telephone or by mailing a proxy card. Authorizing your proxy over the Internet, by telephone or by mail will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of these options.

Thank you for your ongoing support of and continued interest in Thornburg Mortgage, Inc. If you need any assistance, or have any questions regarding the proposal or how to vote your shares, please call our proxy solicitor, Georgeson Inc., at 1-866-399-8748.

Sincerely,

Larry A. Goldstone President and Chief Executive Officer